EXHIBIT 5.1

JONES DAY

NORTH POINT ∙ 901 LAKESIDE AVENUE ∙ CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939 ∙ JONESDAY.COM

June 30, 2026

The Kroger Co.

1014 Vine Street

Cincinnati, Ohio 45202

Re:	Registration Statement on Form S-8 Filed by The Kroger Co.

Ladies and Gentlemen:

We have acted as counsel to The Kroger Co., an Ohio corporation (the “Company”), in connection with the registration of 42,300,000 additional common shares (the “Shares”), par value $1.00 per share, of the Company, that may be issued or delivered and sold pursuant to The Kroger Co. 2019 Second Amended and Restated Long-Term Incentive Plan (as amended or amended and restated from time to time, the “Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold under the Plan and the authorized award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Plan and the Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the Ohio Revised Code, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day